FREE WRITING PROSPECTUS Dated February 24, 2025	Filed Pursuant to Rule 433 Registration No. 333-264720 Registration No. 333-264720-01 Registration No. 333-264720-04

World Omni Automobile Lease Securitization Trust 2025-A
Issuing Entity

World Omni Auto Leasing LLC
Depositor

World Omni Financial Corp.
Servicer and Sponsor

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus, dated February 24, 2025, which describes the notes to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

It is a condition to the issuance of the notes that, on the closing date, each class of notes will receive at least the following ratings from Fitch Ratings, Inc. (“Fitch”), and S&P Global Ratings, a division of S&P Global (“Standard & Poor’s”):

Class	Fitch	Standard & Poor’s
A-1	F-1+sf	A-1+ (sf)
A-2	AAAsf	AAA (sf)
A-3	AAAsf	AAA (sf)
A-4	AAAsf	AAA (sf)
B	AAsf	AA (sf)

Joint Bookrunners of the Class A Notes and the Class B Notes

MUFG	BofA Securities	TD Securities	Wells Fargo Securities

Co-Managers of the Class A Notes

Mizuho	PNC Capital Markets LLC

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-649-6848.